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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accounts, we hereby consent to the incorporation by reference in this Registration Statement of our report dated February 7, 1994 (except with respect to the matter discussed in Note 9, as to which the date is March 24, 1994) related to the audited consolidated financial statements of Chiles Offshore Corporation and subsidiaries and the related schedules included in the Chiles Offshore Corporation Form 10-K for the year ended December 31, 1993 and incorporated by reference in this Registration Statement, and to all references to our Firm included in this Registration Statement.


/s/  ARTHUR ANDERSEN & CO.


Houston, Texas
July 8, 1994